Exhibit 6.31

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is entered into effective as of October 17, 2024, by and between RoyaltyTraders LLC, a Delaware limited liability company (the “Assignor”), and RT2 LLC, a Delaware limited liability company (“Assignee”), and is acknowledged and agreed by SAJA LLC, a Delaware limited liability company (“SAJA”). Assignor and Assignee may each be referred to as “Party” and collectively are “Parties”.

WHEREAS, each of Assignor and Assignee is wholly owned by SAJA;

WHEREAS, in connection with a restructure of the lines of business of Assignor, SAJA desires to cause Assignor to distribute those certain assets described on Exhibit A attached hereto (the “Transferred Assets”) to SAJA, so that SAJA may immediately contribute those assets to Assignee (together, the “Distribution and Contribution”); and

WHEREAS, for administrative convenience, by their signatures below, Assignor, Assignee and SAJA desire to cause the Distribution and Contribution to occur by the transfer and assignment of the Transferred Assets from Assignor to Assignee, as provided herein.

NOW, THEREFORE, for and in consideration of the foregoing and for other good and valuable consideration, the Parties hereto agree as follows:

1. Assignor hereby sells, conveys, grants, transfers, assigns, releases and delivers to Assignee all of Assignor’s right, title and interest in, to and under the Transferred Assets to have and to hold the same unto Assignee and its successors and assigns from and after the date hereof subject to the covenants, conditions, and provisions herein provided. Exhibit A is attached hereto and made a part hereof for all purposes.

2. Assignee hereby accepts the transfer and assignment of the Transferred Assets and Assignee hereby assumes and agrees to pay, perform and discharge any and all liabilities with respect thereto.

3. Assignor hereby acknowledges and agrees that, except as provided in paragraph 2, Assignee does not assume any other duties, liabilities or obligations of Assignor of any nature whatsoever.

4. Assignor and Assignee hereby acknowledge and agree that the transfer and assignment of the Transferred Assets is intended to be treated as the Distribution and Contribution described above.

5. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.

6. This Agreement shall be governed and construed by and enforced in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions thereof, and shall be binding upon, inure to the benefit of and be enforceable by and against the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Assignment and Assumption Agreement as of the date first set forth above.

ASSIGNOR:

ROYALTYTRADERS LLC

By:	/s/ Sean Peace
Name:	Sean Peace
Title:	Manager of SAJA, LLC, sole Member and Manager of RoyaltyTraders LLC

ASSIGNEE:

RT2 LLC

By:	/s/ Sean Peace
Name:	Sean Peace
Title:	Manager of SAJA, LLC, sole Member and Manager of RT2 LLC

ACKNOWLEDGED AND AGREED:

SAJA LLC

By:	/s/ Sean Peace
Name:	Sean Peace
Title:	Manager

EXHIBIT A: TRANSFERRED ASSETS

Operating cash balances related to private auction business

Escrow cash balances related to private auction business

Net accounts receivables for private auction business revenue

Capitalized software and associated accumulated depreciation (SongVest Platform)

NoDoProd royalty music asset

Prepaid asset balances related to private auction business

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